News Release

Contacts:
Steve Dale	Judith T. Murphy
Media Relations	Investor Relations
(612) 303-0784	(612) 303-0783
U.S. BANCORP REPORTS NET INCOME
FOR THE SECOND QUARTER OF 2007

EARNINGS SUMMARY	Table 1
($ in millions, except per-share data)				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q07 vs	2Q07 vs	YTD	YTD	Percent
	2007	2007	2006	1Q07	2Q06	2007	2006	Change

Net income	$1,156	$1,130	$1,201	2.3	(3.7)	$2,286	$2,354	(2.9)
Diluted earnings per common share	.65	.63	.66	3.2	(1.5)	1.27	1.29	(1.6)

Return on average assets (%)	2.09	2.09	2.27			2.09	2.25
Return on average common equity (%)	23.0	22.4	24.3			22.7	23.8
Net interest margin (%)	3.44	3.51	3.68			3.47	3.74
Efficiency ratio (%)	46.8	46.0	44.4			46.4	44.6
Tangible efficiency ratio (%)(a)	44.1	43.2	41.8			43.7	42.1

Dividends declared per common share	$.40	$.40	$.33	—	21.2	$.80	$.66	21.2
Book value per common share (period-end)	11.19	11.37	10.89	(1.6)	2.8

(a)	computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding securities gains (losses), net and intangible amortization.
     MINNEAPOLIS, July 17, 2007 — U.S. Bancorp (NYSE: USB) today reported net income of $1,156 million for the second quarter of 2007, compared with $1,201 million for the second quarter of 2006. Diluted earnings per common share of $.65 in the second quarter of 2007 were lower than the same period of 2006 by 1.5 percent, or $.01 per diluted common share. Return on average assets and return on average common equity were 2.09 percent and 23.0 percent, respectively, for the second quarter of 2007, compared with returns of 2.27 percent and 24.3 percent, respectively, for the second quarter of 2006.
     U.S. Bancorp President and Chief Executive Officer Richard K. Davis said, “The Company’s second quarter results were, as expected, seasonally strong. Earnings per diluted common share for the second quarter were $0.65, which was 3.2 percent higher than the earnings per diluted common share of $0.63 in the first quarter of 2007, although slightly below the earnings per diluted common share of $0.66 reported in the

U.S. Bancorp Reports Second Quarter 2007 Results
July 17, 2007

second quarter of 2006. The seasonally strong results reflected growth in all fee income categories, modest balance sheet expansion and strong credit quality. The Company’s profitability metrics remained solid with return on average assets of 2.09 percent and return on average common equity of 23.0 percent.
     “One of the main highlights of our second quarter results was the seasonally strong growth in fee income. The Payment Services group posted double digit growth in fees on both a year-over-year and linked quarter basis, while noninterest income related to trust and investment management and treasury management also posted strong growth. The momentum we are seeing in these fee-based businesses is a direct result of the investments we have made over the past number of years. Focused on building our expertise in payments and processing, we expect to continue to capitalize on opportunities to invest more going forward.
     “The Company’s efficiency ratio of 46.8 percent in the second quarter, although higher than the second quarter of 2006 and the previous quarter, remains among the best in the industry. Increases in noninterest expense in the current quarter reflected continuing investments in our fee-based business lines and banking franchise, as well as a number of distinct business event-driven activities. Our disciplined approach to expense control has not changed and will continue to be a focus and hallmark for this Company. As our second quarter results demonstrate, our efficiency allows us to continue to invest and support the growth of our businesses, while maintaining our industry-leading profitability.
     “Another highlight of our second quarter results was the Company’s continuing strong credit quality metrics. Nonperforming assets declined once again this quarter, while net charge-offs, as expected, increased modestly to .53 percent of average loans outstanding from .50 percent in the first quarter of this year. As we grow our balance sheet, we will continue to maintain our prudent approach to credit which is, given the current economic environment, even more important and challenging today than it has been in the recent past.
     “The banking industry as a whole is operating under a challenging economic environment. We have not been immune to those challenges, but our second quarter results further support my belief that our Company is well positioned to produce a consistent, predictable and repeatable earnings stream going forward. As a Company, we are focused on the future and the opportunity to grow to better serve our customers, communities and shareholders.”
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U.S. Bancorp Reports Second Quarter 2007 Results
July 17, 2007

     The Company’s results for the second quarter of 2007 declined over the same period of 2006. Strong fee-based revenue growth in Payment Services and Wealth Management were muted somewhat by a $35 million gain in the second quarter of 2006 from the initial public offering of a card association. The year-over-year results also reflected an expected increase in credit costs and lower net interest income from a year ago. On a linked quarter basis, net income increased $26 million, or $.02 per diluted common share, reflecting continued strength in fee-based revenue partially offset by higher credit costs and operating expenses.
     Total net revenue on a taxable-equivalent basis for the second quarter of 2007 was $3,505 million, $53 million (1.5 percent) higher than the second quarter of 2006, primarily reflecting a 5.7 percent increase in noninterest income partially offset by a 2.8 percent decline in net interest income from a year ago. Noninterest income growth was driven primarily by organic business growth of 7.8 percent offset somewhat by the impact in the second quarter of 2006 of a $35 million gain from the initial public offering of a card association. On a linked quarter basis, total net revenue increased $143 million (4.3 percent), primarily reflecting organic growth and seasonally higher transaction volumes in several revenue categories.
     Total noninterest expense in the second quarter of 2007 was $1,640 million, $110 million (7.2 percent) higher than the second quarter of 2006, principally due to investments in business initiatives, higher operating and business integration costs associated with recent acquisitions, costs related to tax-advantaged investments and an increase in merchant airline processing primarily due to sales volumes and recent business expansion with a major airline. Growth in expenses from a year ago was partially offset by a debt prepayment charge recorded in the second quarter of 2006. On a linked quarter basis, total noninterest expense increased by $95 million (6.1 percent), reflecting the timing of marketing and business development programs, costs associated with business initiatives, including the pan-European Payment Systems expansion and incremental merchant airline processing, and higher credit-related costs for other real estate owned and collection activities. These increases on a linked quarter basis were partially offset by lower employee benefits costs which are seasonally higher in the first quarter of the year.
     Provision for credit losses for the second quarter of 2007 was $191 million, an increase of $14 million from the first quarter of 2007 and $66 million higher than the second quarter of 2006. The increase in the provision for credit losses from a year ago reflected expected losses from strong growth in credit card accounts. Also, the provision for credit losses in the second quarter of 2006 partially reflected the favorable residual impact on net charge-offs, principally for credit cards and other retail charge-offs, due to changes in
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U.S. Bancorp Reports Second Quarter 2007 Results
July 17, 2007

bankruptcy laws in the fourth quarter of 2005. Net charge-offs in the second quarter of 2007 were $191 million, compared with the first quarter of 2007 net charge-offs of $177 million and the second quarter of 2006 net charge-offs of $125 million. The Company’s credit quality continues to be strong as nonperforming assets declined $17 million (2.9 percent) during the second quarter of 2007. Total nonperforming assets were $565 million at June 30, 2007, compared with $582 million at March 31, 2007, and $550 million at June 30, 2006. The ratio of the allowance for credit losses to nonperforming loans was 503 percent at June 30, 2007, compared with 498 percent at March 31, 2007, and 500 percent at June 30, 2006.

INCOME STATEMENT HIGHLIGHTS	Table 2
(Taxable-equivalent basis, $ in millions,				Percent	Percent
except per-share data)				Change	Change
	2Q	1Q	2Q	2Q07 vs	2Q07 vs	YTD	YTD	Percent
	2007	2007	2006	1Q07	2Q06	2007	2006	Change

Net interest income	$1,650	$1,666	$1,697	(1.0)	(2.8)	$3,316	$3,422	(3.1)
Noninterest income	1,855	1,696	1,755	9.4	5.7	3,551	3,369	5.4

Total net revenue	3,505	3,362	3,452	4.3	1.5	6,867	6,791	1.1
Noninterest expense	1,640	1,545	1,530	6.1	7.2	3,185	3,030	5.1

Income before provision and taxes	1,865	1,817	1,922	2.6	(3.0)	3,682	3,761	(2.1)
Provision for credit losses	191	177	125	7.9	52.8	368	240	53.3

Income before taxes	1,674	1,640	1,797	2.1	(6.8)	3,314	3,521	(5.9)
Taxable-equivalent adjustment	18	17	11	5.9	63.6	35	21	66.7
Applicable income taxes	500	493	585	1.4	(14.5)	993	1,146	(13.4)

Net income	$1,156	$1,130	$1,201	2.3	(3.7)	$2,286	$2,354	(2.9)

Net income applicable to common equity	$1,141	$1,115	$1,184	2.3	(3.6)	$2,256	$2,337	(3.5)

Diluted earnings per common share	$ .65	$ .63	$ .66	3.2	(1.5)	$ 1.27	$ 1.29	(1.6)

Net Interest Income
     Second quarter net interest income on a taxable-equivalent basis was $1,650 million, compared with $1,697 million in the second quarter of 2006. Average earning assets for the period increased over the second quarter of 2006 by $7.4 billion (4.0 percent), primarily driven by an increase of $6.3 billion (4.5 percent) in total average loans. The positive impact to net interest income from the growth in earning assets was more than offset by a lower net interest margin. The net interest margin in the second quarter of 2007 was 3.44 percent, compared with 3.68 percent in the second quarter of 2006, reflecting the competitive environment and the impact of the flat yield curve during the past several quarters. Since the second quarter of 2006, credit spreads have tightened by approximately 9 basis points across most lending products due to
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U.S. Bancorp Reports Second Quarter 2007 Results
July 17, 2007

competitive loan pricing. In addition, funding costs have increased as rates paid on interest-bearing deposits have risen and the funding mix continues to shift toward higher cost deposits and other funding sources. An increase in loan fees partially offset these factors.
     Net interest income in the second quarter of 2007 decreased from the first quarter of 2007 by $16 million (1.0 percent). Net interest income generated by growth in average earning assets of $1.2 billion was more than offset by the impact on net interest margin of tighter credit spreads, higher funding costs and specific management actions in the first quarter of 2007. During the second quarter of 2007, the net interest margin was 3.44 percent, compared with 3.51 percent for the first quarter of 2007, a decline of 7 basis points. Competitive pricing was a factor in the decline as credit spreads narrowed slightly, while expected changes in the mix of deposits, other funding sources and net free funds, including the residual impact of investments in bank-owned life insurance products during the mid-first quarter of 2007, also contributed to the unfavorable variance. In the latter half of the second quarter of 2007, the tightening of credit spreads and changes in the deposit and other funding mix have moderated. Given these factors, and that the impact of the bank-owned life insurance investment is fully incorporated into the net interest margin, the Company anticipates the net interest margin to remain relatively stable throughout the remainder of the year. This is consistent with previous management guidance.
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U.S. Bancorp Reports Second Quarter 2007 Results
July 17, 2007

NET INTEREST INCOME	Table 3
(Taxable-equivalent basis; $ in millions)
				Change	Change
	2Q	1Q	2Q	2Q07 vs	2Q07 vs	YTD	YTD
	2007	2007	2006	1Q07	2Q06	2007	2006	Change

Components of net interest income
Income on earning assets	$3,276	$3,223	$3,037	$53	$239	$6,499	$5,940	$559
Expense on interest-bearing liabilities	1,626	1,557	1,340	69	286	3,183	2,518	665

Net interest income	$1,650	$1,666	$1,697	$(16)	$(47)	$3,316	$3,422	$(106)

Average yields and rates paid
Earning assets yield	6.83%	6.81%	6.58%	.02%	.25%	6.82%	6.49%	.33%
Rate paid on interest-bearing liabilities	3.95	3.88	3.45	.07	.50	3.91	3.28	.63

Gross interest margin	2.88%	2.93%	3.13%	(.05)%	(.25)%	2.91%	3.21%	(.30)%

Net interest margin	3.44%	3.51%	3.68%	(.07)%	(.24)%	3.47%	3.74%	(.27)%

Average balances
Investment securities	$40,704	$40,879	$40,087	$(175)	$617	$40,791	$39,885	$906
Loans	145,653	144,693	139,370	960	6,283	145,176	138,579	6,597
Earning assets	192,301	191,135	184,890	1,166	7,411	191,721	184,000	7,721
Interest-bearing liabilities	165,177	162,682	155,755	2,495	9,422	163,937	154,838	9,099
Net free funds (a)	27,124	28,453	29,135	(1,329)	(2,011)	27,784	29,162	(1,378)

(a)	Represents noninterest-bearing deposits, allowance for loan losses, unrealized gain (loss) on available-for-sale securities, non-earning assets, other noninterest-bearing liabilities and equity.
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U.S. Bancorp Reports Second Quarter 2007 Results
July 17, 2007

AVERAGE LOANS	Table 4
($ in millions)				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q07 vs	2Q07 vs	YTD	YTD	Percent
	2007	2007	2006	1Q07	2Q06	2007	2006	Change

Commercial	$41,572	$41,470	$39,871	.2	4.3	$41,515	$39,362	5.5
Lease financing	5,625	5,549	5,199	1.4	8.2	5,588	5,139	8.7

Total commercial	47,197	47,019	45,070	.4	4.7	47,103	44,501	5.8

Commercial mortgages	19,562	19,672	20,195	(.6)	(3.1)	19,617	20,231	(3.0)
Construction and development	8,941	8,960	8,600	(.2)	4.0	8,956	8,475	5.7

Total commercial real estate	28,503	28,632	28,795	(.5)	(1.0)	28,573	28,706	(.5)

Residential mortgages	21,831	21,569	20,868	1.2	4.6	21,700	20,927	3.7

Credit card	9,120	8,635	7,360	5.6	23.9	8,879	7,241	22.6
Retail leasing	6,662	6,845	7,115	(2.7)	(6.4)	6,753	7,182	(6.0)
Home equity and second mortgages	15,735	15,555	15,035	1.2	4.7	15,646	14,985	4.4
Other retail	16,605	16,438	15,127	1.0	9.8	16,522	15,037	9.9

Total retail	48,122	47,473	44,637	1.4	7.8	47,800	44,445	7.5

Total loans	$145,653	$144,693	$139,370	.7	4.5	$145,176	$138,579	4.8

     Average loans for the second quarter of 2007 were $6.3 billion (4.5 percent) higher than the second quarter of 2006, driven by growth in average total retail loans of $3.5 billion (7.8 percent), total commercial loans of $2.1 billion (4.7 percent), and residential mortgages of $963 million (4.6 percent), partially offset by a decline in total commercial real estate loans of $292 million (1.0 percent). Average loans for the second quarter of 2007 were higher than the first quarter of 2007 by $1.0 billion (.7 percent), primarily reflecting growth in total retail loans, driven by growth in average credit card balances. Residential mortgages and total commercial loans also grew modestly in the second quarter of 2007 compared with the first quarter of 2007. Total commercial real estate declined slightly from the first quarter of 2007, reflecting customer refinancings given liquidity available in the financial markets, a decision to reduce condominium construction financing in selected markets and a slowdown in residential homebuilding.
     Average investment securities in the second quarter of 2007 were $617 million (1.5 percent) higher than the second quarter of 2006, driven primarily by an increase in the municipal securities portfolio partially offset by a reduction in mortgage-backed assets.
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U.S. Bancorp Reports Second Quarter 2007 Results
July 17, 2007

AVERAGE DEPOSITS	Table 5
($ in millions)				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q07 vs	2Q07 vs	YTD	YTD	Percent
	2007	2007	2006	1Q07	2Q06	2007	2006	Change

Noninterest-bearing deposits	$27,977	$27,677	$28,949	1.1	(3.4)	$27,828	$28,893	(3.7)
Interest-bearing deposits
Interest checking	25,858	25,076	23,333	3.1	10.8	25,470	23,238	9.6
Money market savings	24,603	25,712	26,981	(4.3)	(8.8)	25,154	27,178	(7.4)
Savings accounts	5,443	5,401	5,720	.8	(4.8)	5,422	5,705	(5.0)

Total of savings deposits	55,904	56,189	56,034	(.5)	(.2)	56,046	56,121	(.1)
Time certificates of deposit less than $100,000	14,716	14,775	13,689	(.4)	7.5	14,745	13,598	8.4
Time deposits greater than $100,000	20,378	22,087	22,561	(7.7)	(9.7)	21,228	22,089	(3.9)

Total interest-bearing deposits	90,998	93,051	92,284	(2.2)	(1.4)	92,019	91,808	.2

Total deposits	$118,975	$120,728	$121,233	(1.5)	(1.9)	$119,847	$120,701	(.7)

     Average noninterest-bearing deposits for the second quarter of 2007 decreased $972 million (3.4 percent) compared with the second quarter of 2006, reflecting a decline in business demand deposits within most business lines as these customers reduced excess liquidity to fund business growth. The decline in business demand account balances was partially offset by higher corporate trust deposits.
     Average total savings deposits remained relatively flat year-over-year as an increase of $2.5 billion (10.8 percent) in interest checking balances due to higher broker dealer, government and institutional trust balances was offset by a decline of $2.7 billion (8.1 percent) in average money market and savings balances primarily within Consumer Banking. The overall decrease in average money market savings balances year-over-year was primarily the result of the Company’s deposit pricing decisions for money market products in relation to other fixed-rate deposit products offered. A portion of branch-based money market savings accounts have migrated to fixed-rate time certificates to take advantage of higher interest rates for these products.
     Average time certificates of deposit less than $100,000 were higher in the second quarter of 2007 than in the second quarter of 2006 by $1.0 billion (7.5 percent) and time deposits greater than $100,000 declined by $2.2 billion (9.7 percent) over the same period reflecting Company funding decisions. The year-over-year growth in time certificates less than $100,000 was due to consumer-based time deposits, reflecting customer migration to higher rate deposit products.
     Average noninterest-bearing deposits for the second quarter of 2007 had an increase of $300 million (1.1 percent) compared with the first quarter of 2007, primarily due to a seasonal increase in government
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U.S. Bancorp Reports Second Quarter 2007 Results
July 17, 2007

demand deposits. Total average savings deposits had a slight decrease of $285 million (.5 percent) from the first quarter of 2007. Average time deposits greater than $100,000 decreased $1.7 billion (7.7 percent) from the prior quarter. This change in average time deposits greater than $100,000 reflected asset/liability funding decisions and included a reduction of higher cost time deposits with government agencies, broker dealers and other business customers offset by favorable growth in personal certificates of deposits and lower cost foreign deposits.

NONINTEREST INCOME	Table 6
($ in millions)				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q07 vs	2Q07 vs	YTD	YTD	Percent
	2007	2007	2006	1Q07	2Q06	2007	2006	Change

Credit and debit card revenue	$228	$205	$202	11.2	12.9	$433	$384	12.8
Corporate payment products revenue	157	145	139	8.3	12.9	302	266	13.5
ATM processing services	62	59	61	5.1	1.6	121	120	.8
Merchant processing services	285	250	253	14.0	12.6	535	466	14.8
Trust and investment management fees	342	322	314	6.2	8.9	664	611	8.7
Deposit service charges	272	243	264	11.9	3.0	515	496	3.8
Treasury management fees	126	111	116	13.5	8.6	237	223	6.3
Commercial products revenue	105	100	107	5.0	(1.9)	205	211	(2.8)
Mortgage banking revenue	68	67	75	1.5	(9.3)	135	99	36.4
Investment products fees and commissions	38	34	42	11.8	(9.5)	72	80	(10.0)
Securities gains (losses), net	3	1	3	nm	—	4	3	33.3
Other	169	159	179	6.3	(5.6)	328	410	(20.0)

Total noninterest income	$1,855	$1,696	$1,755	9.4	5.7	$3,551	$3,369	5.4

Noninterest Income
     Second quarter noninterest income was $1,855 million, an increase of $100 million (5.7 percent) from the same quarter of 2006 and $159 million (9.4 percent) higher than the first quarter of 2007. The increase in noninterest income over the second quarter of 2006 was driven by organic growth of 7.8 percent offset somewhat by a $35 million gain on the initial public offering of a card association recorded in the second quarter of 2006.
     Credit and debit card revenue and corporate payment products revenue were higher in the second quarter of 2007 than the second quarter of 2006 by $26 million (12.9 percent) and $18 million (12.9 percent), respectively. The strong growth in credit and debit card revenue was primarily driven by an increase in customer accounts and higher customer transaction volumes from a year ago. The corporate payment
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U.S. Bancorp Reports Second Quarter 2007 Results
July 17, 2007

products revenue growth reflected organic growth in sales volumes and card usage and an acquired business. Merchant processing services revenue was higher in the second quarter of 2007 than the same quarter a year ago by $32 million (12.6 percent), primarily reflecting an increase in customers and sales volumes. Trust and investment management fees increased by $28 million (8.9 percent) year-over-year due to core account growth and favorable market conditions. Deposit service charges grew year-over-year by $8 million (3.0 percent) primarily due to increased transaction-related fees and the impact of continued growth in net new checking accounts. Treasury management fees increased by $10 million (8.6 percent) due to higher transaction volumes, customer growth and pricing changes. These favorable changes in fee-based revenue were partially offset by a decline in other income of $10 million (5.6 percent) compared with the second quarter of 2006. The reduction in other income reflects the gain recognized in the second quarter of 2006 related to the initial public offering of a card association. This was partially offset by an increase in revenue from investment in a bank-owned life insurance program. In addition, revenue from equity investments was somewhat higher in the second quarter of 2007 as compared with the same period of 2006. Mortgage banking revenue declined year-over-year by $7 million (9.3 percent). Growth in both production gains and servicing income was more than offset by an adverse change in the valuation of mortgage servicing rights (“MSR”) and corresponding MSR economic hedges due to changes in interest rates late in the second quarter of 2007.
     Noninterest income was higher by $159 million (9.4 percent) in the second quarter of 2007 compared with the first quarter of 2007. Credit and debit card revenue increased $23 million (11.2 percent) and corporate payment products revenue increased $12 million (8.3 percent), primarily reflecting seasonally higher sales volumes and account growth. Merchant processing services revenue increased by $35 million (14.0 percent) compared with the first quarter of 2007 due to higher sales volumes and pricing initiatives. Trust and investment management fees and treasury management fees increased over the first quarter of 2007 by $20 million (6.2 percent) and $15 million (13.5 percent), respectively, due to seasonally higher tax filing fees and tax receipt processing volumes. Deposit service charges grew by $29 million (11.9 percent) due to higher transaction-related fees and net new accounts. In addition to fee-based revenue increases, other income increased by $10 million due primarily to increased revenue from the incremental investment in a bank-owned life insurance program during the first quarter of 2007.
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U.S. Bancorp Reports Second Quarter 2007 Results
July 17, 2007

NONINTEREST EXPENSE	Table 7
($ in millions)				Percent	Percent
				Change	Change
	2Q	1Q	2Q	2Q07 vs	2Q07 vs	YTD	YTD	Percent
	2007	2007	2006	1Q07	2Q06	2007	2006	Change

Compensation	$659	$635	$627	3.8	5.1	$1,294	$1,260	2.7
Employee benefits	123	133	123	(7.5)	—	256	256	—
Net occupancy and equipment	171	165	161	3.6	6.2	336	326	3.1
Professional services	59	47	41	25.5	43.9	106	76	39.5
Marketing and business development	64	48	58	33.3	10.3	112	98	14.3
Technology and communications	126	125	127	.8	(.8)	251	244	2.9
Postage, printing and supplies	71	69	66	2.9	7.6	140	132	6.1
Other intangibles	95	94	89	1.1	6.7	189	174	8.6
Debt prepayment	—	—	11	—	nm	—	11	nm
Other	272	229	227	18.8	19.8	501	453	10.6

Total noninterest expense	$1,640	$1,545	$1,530	6.1	7.2	$3,185	$3,030	5.1

Noninterest Expense
     Second quarter noninterest expense totaled $1,640 million, an increase of $110 million (7.2 percent) from the same quarter of 2006 and $95 million (6.1 percent) more than the first quarter of 2007. Compensation expense increased by $32 million (5.1 percent) as compared with the same period of 2006 due to ongoing bank operations and acquired businesses. Net occupancy and equipment expense increased $10 million (6.2 percent) from the second quarter of 2006 primarily due to acquisitions and branch-based business initiatives. Professional services expense increased by $18 million (43.9 percent) due to revenue enhancing business initiatives and higher legal costs associated with litigation and establishment of a bank charter in Ireland to support pan-European payment processing. Marketing and business development expense increased $6 million (10.3 percent) year-over-year due to the timing of customer promotions, solicitations and advertising activities. Postage, printing and supplies increased by $5 million (7.6 percent) from the second quarter of 2006 due to changes in postage rates and increases in customer-related operations. The increase in other intangibles expense of $6 million (6.7 percent) from the same period of 2006 reflected the impact of recent acquisitions in Consumer Banking, Wealth Management and Payment Services. Other expense increased by $45 million (19.8 percent) compared with the prior year, due to an increase in the Company’s merchant airline processing driven by volumes and the impact of the recent signing of a contract with a major airline. The change in other expense also reflected an increase in the costs related to tax-advantaged investments, integration expenses related to recent acquisitions and higher credit-
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U.S. Bancorp Reports Second Quarter 2007 Results
July 17, 2007

related costs for other real estate owned and loan collection activities. These expense increases were partially offset by an $11 million debt prepayment charge recorded in the second quarter of 2006.
     Noninterest expense in the second quarter of 2007 was higher than the first quarter of 2007 by $95 million (6.1 percent). Compensation expense increased $24 million (3.8 percent) primarily due to seasonal increases in merit-based compensation and higher production-based commissions and incentives. Professional services increased $12 million (25.5 percent) from the first quarter of 2007 due to higher legal costs associated with business initiatives, litigation and the establishment of the bank in Ireland to support pan-European payment processing. Marketing and business development expense increased $16 million (33.3 percent) due to the timing of customer promotions, solicitations and advertising activities within the Consumer Banking and Payment Services business lines. Other expense increased $43 million (18.8 percent) compared with the first quarter of 2007. This increase was driven by higher costs for the Company’s merchant airline processing due to seasonally higher ticket sales volumes and the incremental business of a major airline, higher costs associated with tax-advantaged investments and increased expenses related to other real estate owned and loan collection efforts. These increases were partially offset by employee benefits expense which declined $10 million (7.5 percent) compared with the first quarter of 2007 due to a normal seasonal decline in payroll tax expense.
Provision for Income Taxes
     The provision for income taxes for the second quarter of 2007 resulted in a tax rate on a taxable equivalent basis of 30.9 percent (effective tax rate of 30.2 percent) compared with 33.2 percent (effective tax rate of 32.8 percent) in the second quarter of 2006 and 31.1 percent (effective tax rate of 30.4 percent) in the first quarter of 2007. The reduction in the tax rate from the same quarter of the prior year primarily reflected investments in tax-exempt municipal securities and bank-owned life insurance, as well as incremental tax credits from affordable housing projects and other tax-advantaged investments.
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U.S. Bancorp Reports Second Quarter 2007 Results
July 17, 2007

ALLOWANCE FOR CREDIT LOSSES					Table 8
($ in millions)	2Q	1Q	4Q	3Q	2Q
	2007	2007	2006	2006	2006

Balance, beginning of period	$2,260	$2,256	$2,256	$2,251	$2,251

Net charge-offs
Commercial	21	32	24	18	13
Lease financing	8	3	7	3	7

Total commercial	29	35	31	21	20
Commercial mortgages	7	1	2	—	(1)
Construction and development	2	—	—	—	1

Total commercial real estate	9	1	2	—	—

Residential mortgages	15	12	12	11	11

Credit card	81	74	68	56	50
Retail leasing	4	3	4	4	2
Home equity and second mortgages	16	16	13	12	13
Other retail	37	36	39	31	29

Total retail	138	129	124	103	94

Total net charge-offs	191	177	169	135	125
Provision for credit losses	191	177	169	135	125
Acquisitions and other changes	—	4	—	5	—

Balance, end of period	$2,260	$2,260	$2,256	$2,256	$2,251

Components
Allowance for loan losses	$2,028	$2,027	$2,022	$2,034	$2,039
Liability for unfunded credit commitments	232	233	234	222	212

Total allowance for credit losses	$2,260	$2,260	$2,256	$2,256	$2,251

Gross charge-offs	$ 252	$ 237	$ 217	$ 195	$ 176
Gross recoveries	$ 61	$ 60	$ 48	$ 60	$ 51

Allowance for credit losses as a percentage of
Period-end loans	1.55	1.56	1.57	1.58	1.61
Nonperforming loans	503	498	480	476	500
Nonperforming assets	400	388	384	392	409
Credit Quality
     The overall credit quality of the Company continued to be strong during the second quarter of 2007. The allowance for credit losses was $2,260 million at June 30, 2007 and at March 31, 2007, and was $2,251 million at June 30, 2006. The ratio of the allowance for credit losses to period-end loans was 1.55 percent at June 30, 2007, compared with 1.56 percent at March 31, 2007, and 1.61 percent at June 30, 2006. The ratio of the allowance for credit losses to nonperforming loans was 503 percent at June 30, 2007, compared with 498 percent at March 31, 2007, and 500 percent at June 30, 2006. Total net charge-offs in the second quarter of 2007 were $191 million, compared with the first quarter of 2007 net charge-offs of $177 million and the
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U.S. Bancorp Reports Second Quarter 2007 Results
July 17, 2007

second quarter of 2006 net charge-offs of $125 million. The expected increase in total net charge-offs from a year ago was due primarily to an anticipated increase in consumer charge-offs, specifically related to credit cards. Bankruptcy levels declined substantially in 2006 as a result of changes in bankruptcy legislation that went into effect in late 2005.
     Commercial and commercial real estate loan net charge-offs increased modestly to $38 million in the second quarter of 2007 (.20 percent of average loans outstanding) compared with $36 million (.19 percent of average loans outstanding) in the first quarter of 2007 and $20 million (.11 percent of average loans outstanding) in the second quarter of 2006. The Company expects commercial and commercial real estate net charge-offs to continue to increase somewhat over the next several quarters due to slightly higher gross charge-offs and lower loan recoveries.
     Retail loan net charge-offs were $138 million in the second quarter of 2007 compared with $129 million in the first quarter of 2007 and $94 million in the second quarter of 2006. Retail loan net charge-offs increased as compared with the first quarter of 2007 and from the second quarter of 2006, reflecting higher levels of credit card losses in the current period due to growth in customer accounts and lower credit card charge-offs in prior periods related to the impact of the bankruptcy legislation changes that occurred in the fourth quarter of 2005. Retail loan net charge-offs as a percent of average loans outstanding were 1.15 percent in the second quarter of 2007, compared with 1.10 percent and .84 percent in the first quarter of 2007 and second quarter of 2006, respectively. In addition to the impact of bankruptcy laws, the 31 basis point increase in retail net charge-offs from the second quarter of 2006 reflected the impact on retail customers of implementing minimum balance payment requirements during the past several quarters. The Company anticipates slightly higher delinquencies in the retail portfolios and that net charge-offs will continue to increase modestly during 2007.
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U.S. Bancorp Reports Second Quarter 2007 Results
July 17, 2007

CREDIT RATIOS					Table 9
(Percent)	2Q	1Q	4Q	3Q	2Q
	2007	2007	2006	2006	2006

Net charge-offs ratios (a)
Commercial	.20	.31	.23	.18	.13
Lease financing	.57	.22	.51	.23	.54
Total commercial	.25	.30	.26	.18	.18

Commercial mortgages	.14	.02	.04	—	(.02)
Construction and development	.09	—	—	—	.05
Total commercial real estate	.13	.01	.03	—	—

Residential mortgages	.28	.23	.22	.21	.21

Credit card	3.56	3.48	3.27	2.85	2.72
Retail leasing	.24	.18	.23	.22	.11
Home equity and second mortgages	.41	.42	.33	.31	.35
Other retail	.89	.89	.96	.79	.77
Total retail	1.15	1.10	1.05	.90	.84

Total net charge-offs	.53	.50	.47	.38	.36

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans (b)
Commercial	.07	.07	.05	.06	.05
Commercial real estate	—	.04	.01	.01	—
Residential mortgages	.50	.46	.45	.36	.30
Retail	.48	.54	.48	.41	.39
Total loans	.26	.27	.24	.21	.19

Delinquent loan ratios - 90 days or more past due including nonperforming loans (b)
Commercial	.44	.46	.57	.55	.58
Commercial real estate	.69	.69	.53	.54	.40
Residential mortgages	.69	.63	.62	.53	.49
Retail	.55	.63	.58	.52	.52
Total loans	.57	.59	.57	.54	.51
(a)	annualized and calculated on average loan balances

(b)	ratios are expressed as a percent of ending loan balances
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U.S. Bancorp Reports Second Quarter 2007 Results
July 17, 2007

ASSET QUALITY					Table 10
($ in millions)
	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2007	2007	2006	2006	2006

Nonperforming loans
Commercial	$128	$147	$196	$192	$203
Lease financing	44	41	40	39	38

Total commercial	172	188	236	231	241
Commercial mortgages	90	114	112	114	88
Construction and development	107	71	38	40	25

Total commercial real estate	197	185	150	154	113
Residential mortgages	41	38	36	36	39
Retail	39	43	48	53	57

Total nonperforming loans	449	454	470	474	450

Other real estate	103	113	95	79	77
Other nonperforming assets	13	15	22	22	23

Total nonperforming assets (a)	$565	$582	$587	$575	$550

Accruing loans 90 days or more past due	$376	$397	$349	$295	$264

Restructured loans that continue to accrue interest	$435	$411	$405	$369	$370

Nonperforming assets to loans plus ORE (%)	.39	.40	.41	.40	.39
(a)	does not include accruing loans 90 days or more past due or restructured loans that continue to accrue interest
     Nonperforming assets at June 30, 2007, totaled $565 million, compared with $582 million at March 31, 2007, and $550 million at June 30, 2006. The ratio of nonperforming assets to loans and other real estate was .39 percent at June 30, 2007, compared with .40 percent at March 31, 2007, and .39 percent at June 30, 2006. Restructured loans that continue to accrue interest have increased from the second quarter of 2006, reflecting the impact of implementing higher minimum balance payment requirements for retail customers and restructuring for residential mortgage customers in light of economic conditions. The Company expects nonperforming assets to remain relatively stable or increase modestly over the next several quarters.
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U.S. Bancorp Reports Second Quarter 2007 Results
July 17, 2007

CAPITAL POSITION					Table 11
($ in millions)	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
	2007	2007	2006	2006	2006

Total shareholders’ equity	$20,330	$20,800	$21,197	$20,926	$20,415
Tier 1 capital	16,876	16,917	17,036	17,042	16,841
Total risk-based capital	25,709	25,826	24,495	25,011	24,893

Tier 1 capital ratio	8.5%	8.6%	8.8%	8.8%	8.9%
Total risk-based capital ratio	13.0	13.1	12.6	13.0	13.1
Leverage ratio	7.9	8.0	8.2	8.3	8.2
Common equity to assets	8.7	8.9	9.2	9.2	9.1
Tangible common equity to assets	5.2	5.3	5.5	5.4	5.6
     Total shareholders’ equity was $20.3 billion at June 30, 2007, compared with $20.8 billion at March 31, 2007, and $20.4 billion at June 30, 2006.
     The Tier 1 capital ratio was 8.5 percent at June 30, 2007, compared with 8.6 percent at March 31, 2007, and 8.9 percent at June 30, 2006. The total risk-based capital ratio was 13.0 percent at June 30, 2007, compared with 13.1 percent at March 31, 2007, and at June 30, 2006. The leverage ratio was 7.9 percent at June 30, 2007, compared with 8.0 percent at March 31, 2007, and 8.2 percent at June 30, 2006. Tangible common equity to assets was 5.2 percent at June 30, 2007, compared with 5.3 percent at March 31, 2007, and 5.6 percent at June 30, 2006. All regulatory ratios continue to be in excess of stated “well-capitalized” requirements.
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U.S. Bancorp Reports Second Quarter 2007 Results
July 17, 2007

COMMON SHARES					Table 12
(Millions)	2Q	1Q	4Q	3Q	2Q
	2007	2007	2006	2006	2006

Beginning shares outstanding	1,742	1,765	1,763	1,783	1,783
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	4	11	12	10	9
Shares repurchased	(18)	(34)	(10)	(30)	(9)

Ending shares outstanding	1,728	1,742	1,765	1,763	1,783

     On August 3, 2006, the Company announced that the Board of Directors approved an authorization to repurchase 150 million shares of common stock through December 31, 2008. During the second quarter of 2007, the Company repurchased 18 million shares of common stock. As of June 30, 2007, there were approximately 70 million shares remaining to be repurchased under the current authorization.
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U.S. Bancorp Reports Second Quarter 2007 Results
July 17, 2007

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)									Table 13
($ in millions)
	Net Income			Percent Change					2Q 2007
	2Q	1Q	2Q	2Q07 vs	2Q07 vs	YTD	YTD	Percent	Earnings
Business Line	2007	2007	2006	1Q07	2Q06	2007	2006	Change	Composition

Wholesale Banking	$278	$275	$305	1.1	(8.9)	$553	$612	(9.6)	24%
Consumer Banking	456	435	488	4.8	(6.6)	891	901	(1.1)	39
Wealth Management	169	153	149	10.5	13.4	322	286	12.6	15
Payment Services	259	230	253	12.6	2.4	489	478	2.3	22
Treasury and Corporate Support	(6)	37	6	nm	nm	31	77	(59.7)	—

Consolidated Company	$1,156	$1,130	$1,201	2.3	(3.7)	$2,286	$2,354	(2.9)	100%

(a)	preliminary data
Lines of Business
     Within the Company, financial performance is measured by major lines of business, which include Wholesale Banking, Consumer Banking, Wealth Management, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is available and is evaluated regularly in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2007, certain organization and methodology changes were made and, accordingly, prior period results have been restated and presented on a comparable basis.
     Wholesale Banking offers lending, equipment finance and small-ticket leasing, depository, treasury management, capital markets, foreign exchange, international trade services and other financial services to middle market, large corporate, commercial real estate, and public sector clients. Wholesale Banking contributed $278 million of the Company’s net income in the second quarter of 2007, an 8.9 percent decrease from the same period of 2006 and a 1.1 percent increase as compared with the first quarter of 2007.
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U.S. Bancorp Reports Second Quarter 2007 Results
July 17, 2007

The decrease in Wholesale Banking’s second quarter of 2007 contribution from the same quarter of 2006 was the result of lower total net revenue (2.7 percent), higher total noninterest expense (4.8 percent) and an increase in the provision for credit losses from a year ago. The decline in total net revenue was due to lower net interest income partially offset by strong fee-based revenue. The decrease in net interest income was due to tighter credit spreads and a decline in average noninterest-bearing deposit balances as customers utilized their liquidity to fund business growth, partially offset by growth in average loan balances and the margin benefit of deposits. Total noninterest income increased due to stronger treasury management fees driven by higher transaction volumes and higher equity investment revenue. This growth was partially offset by a decline in commercial products revenue related to capital markets fees. Total noninterest expense increased due to higher compensation and benefits expense due to increasing the number of relationship managers, production-based incentives and business growth initiatives. The unfavorable variance in the provision for credit losses was due to a $12 million increase in net charge-offs in the second quarter of 2007 compared with a year ago. The change in net charge-offs reflected fewer wholesale loan recoveries and an increase in gross charge-offs at this stage of the business cycle.
     Wholesale Banking’s contribution to net income in the second quarter of 2007 compared with the first quarter of 2007 was $3 million (1.1 percent) higher due to a favorable variance in total net revenue (1.9 percent), partially offset by an increase in total noninterest expense. Total net revenue was higher on a linked quarter basis due to strong fee-based income principally related to seasonally higher treasury management fees from tax receipt processing. Total noninterest expense increased from the first quarter of 2007 due to an increase in net shared services expense due primarily to the increased processing expenses from tax receipt volumes and higher credit-related costs from other real estate owned. The provision for credit losses decreased on a linked quarter basis due to lower net charge-offs.
     Consumer Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail and ATMs. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, consumer finance, workplace banking, student banking, and 24-hour banking. Consumer Banking contributed $456 million of the Company’s net income in the second quarter of 2007, a 6.6 percent decrease from the same period of 2006 and a 4.8 percent increase from the prior quarter. Within Consumer Banking, the retail banking division contributed $428 million of the total contribution, a 5.9 percent decrease for the division on a year-over-year basis and a 4.4 percent increase from the prior quarter. An increase in total net revenue for the
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U.S. Bancorp Reports Second Quarter 2007 Results
July 17, 2007

retail banking division was offset by an expected increase in the provision for credit losses and increased total noninterest expense as compared with the same period of 2006. Total noninterest income for the retail banking division increased from a year ago due to growth in deposit service charges of 3.0 percent due to increased transaction-related fees and the impact of net new checking accounts and to an increase in other fee revenue. Total noninterest expense in the second quarter of 2007 increased 5.5 percent for the division compared with the same quarter of 2006. Compensation and employee benefits expense increased related to recent acquisitions, branch expansion, production-based incentives and other business initiatives. In addition, the line of business recognized higher costs for professional services caused by revenue enhancement initiatives, credit-related costs associated with other real estate owned and customer fraud losses, partially offset by a reduction in net shared services expense. The business line experienced a $22 million year-over-year increase in net charge-offs (40.0 percent), reflecting higher levels of retail charge-offs. Bankruptcies were generally lower in 2006 due to the lingering effects of changes in bankruptcy laws in late 2005. In the second quarter of 2007, the mortgage banking division’s contribution was $28 million, a decrease of $5 million from the same period of 2006. This division’s total net revenue decreased $4 million (4.2 percent) from a year ago primarily due to the impact of changes in the net MSR valuation and the related derivatives utilized for managing interest rate valuation risk. Changes in interest rates late in the second quarter had an adverse impact on these net MSR valuations. Total noninterest expense for the mortgage banking division increased $4 million (9.3 percent) from the second quarter of 2006 primarily due to higher production levels from a year ago and servicing costs associated with other real estate owned and foreclosures.
     The increase in Consumer Banking’s contribution of $21 million (4.8 percent) in the second quarter of 2007 from the first quarter of 2007 was principally due to higher fee-based revenue in the retail banking division. The retail banking division’s contribution increased by 4.4 percent on a linked quarter basis due to an increase in deposit service charges principally due to higher transaction-related fees. Total noninterest expense for the retail banking division on a linked quarter basis was essentially flat. The provision for credit losses for the quarter reflected an $8 million increase in net charge-offs relative to the first quarter of 2007, driven by commercial net charge-offs in the community banking sector and residential mortgages. The contribution of the mortgage banking division increased $3 million from the first quarter of 2007 driven by an increase in total net revenue that reflected an 18.7 percent increase in mortgage production gains and servicing income as compared with the prior quarter, partially offset by an unfavorable valuation change in MSR and the corresponding derivatives to economically hedge the servicing rights. Total noninterest
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U.S. Bancorp Reports Second Quarter 2007 Results
July 17, 2007

expense of the mortgage banking division increased $2 million (4.4 percent) from the first quarter of 2007 driven by production processing levels.
     Wealth Management provides trust, private banking, financial advisory, investment management, retail brokerage services, insurance, custody and mutual fund servicing through six businesses: Private Client Group, Corporate Trust, U.S. Bancorp Investments and Insurance, FAF Advisors, Institutional Trust and Custody and Fund Services. Wealth Management contributed $169 million of the Company’s net income in the second quarter of 2007, a 13.4 percent increase over the same period of 2006 and a 10.5 percent increase from the first quarter of 2007. The growth in the business line’s contribution in the second quarter of 2007 over the same quarter of 2006 was the result of core account fee growth and improved equity market conditions relative to a year ago. Net interest income was unfavorably impacted year-over-year by changes in deposit pricing and tightening credit spreads, partially offset by earnings from deposit growth. Total noninterest expense declined slightly (1.2 percent) from the same quarter of 2006 principally due to the benefit of cost savings from business integration activities.
     The increase in the business line’s contribution in the second quarter of 2007 as compared with the first quarter of 2007 was due to an increase in noninterest income driven by seasonally higher tax-related fees, core account growth and favorable equity market conditions.
     Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit, ATM processing and merchant processing. Payment Services contributed $259 million of the Company’s net income in the second quarter of 2007, a 2.4 percent increase over the same period of 2006 and a 12.6 percent increase from the first quarter of 2007. Strong growth in income before provision and income taxes of 10.0 percent from a year ago was partially offset by an expected increase in the provision for credit losses (55.4 percent). The increase in total net revenue year-over-year was due to growth in total noninterest income (12.1 percent) and net interest income (6.4 percent), reflecting growth in higher yielding retail loan balances, partially offset by the margin impact of growth in nonearning assets related to recent acquisitions and a declining yield on retail credit cards. All revenue categories benefited from account growth, higher transaction volumes and business expansion initiatives. The growth in total noninterest expense year-over-year primarily reflected new business initiatives, including costs associated with marketing programs and acquisitions, as well as higher collection costs. The increase in the provision for credit losses was driven by an increase in net charge-offs of $36
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U.S. Bancorp Reports Second Quarter 2007 Results
July 17, 2007

million year-over-year reflecting portfolio growth, the impact of fully implementing minimum balance payment requirements and the favorable effects in the prior year of changes in bankruptcy laws.
     The increase in Payment Services’ contribution in the second quarter of 2007 from the first quarter of 2007 was due to higher total net revenue (8.7 percent), partially offset by a higher total noninterest expense (4.8 percent) and provision for credit losses (8.6 percent). Total net revenue was higher due to an 11.4 percent increase in total noninterest income, reflecting seasonally higher sales volumes, account growth and pricing initiatives. An increase in total noninterest expense was primarily due to the timing of marketing and professional services costs from retail payment systems and other business expansion initiatives. The increase also reflected slightly higher collection costs and processing expenses related to incremental merchant processing volumes.
     Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management and asset securitization activities, interest rate risk management, the net effect of transfer pricing related to average balances and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded a net loss of $6 million in the second quarter of 2007, compared with net income of $6 million in the second quarter of 2006 and $37 million in the first quarter of 2007. Net interest income decreased in the current quarter from the second quarter of 2006 by $18 million, reflecting the adverse impact of a flat yield curve and the mix of higher cost wholesale funding to support earning asset growth. Total noninterest income decreased $32 million due principally to the $35 million gain from the initial public offering of a card association in the second quarter of 2006. Total noninterest expense increased $24 million year-over-year reflecting an increase in costs related to tax-advantaged investments, guarantee liabilities associated with expanding the airline merchant business and conversion-related costs. These increases were partially offset by an $11 million debt prepayment charge recorded in the second quarter of 2006. The favorable change in income taxes, compared with a year ago, resulted from incremental investment in tax-exempt municipal securities, tax-advantaged investments and expansion of a bank-owned life insurance program.
     Net income in the second quarter of 2007 was lower than the first quarter of 2007 due to a decrease in total net revenue and an unfavorable variance in total noninterest expense, partially offset by a favorable change in income taxes. Net interest income decreased primarily due to the higher cost of wholesale funding and specific management decisions, including expanding the bank-owned life insurance program. Total noninterest expense increased by $57 million primarily due to seasonally higher incentive expense and
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U.S. Bancorp Reports Second Quarter 2007 Results
July 17, 2007

professional services expenses related to the establishment of the bank in Ireland. In addition, costs associated with tax-advantaged investments, merchant airline liabilities and business conversions increased on a linked quarter basis. The residual tax benefits recognized by the Treasury and Corporate Support business line increased during the second quarter of 2007 primarily due to higher levels of tax credits related to tax-advantaged investments and the expansion of a bank-owned life insurance program.
Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-0781.
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U.S. Bancorp Reports Second Quarter 2007 Results
July 17, 2007

RICHARD K. DAVIS, PRESIDENT AND CHIEF EXECUTIVE OFFICER, AND ANDREW CECERE, VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER, WILL HOST A CONFERENCE CALL TO REVIEW THE FINANCIAL RESULTS AT 1:00 P.M. (CDT) ON TUESDAY, JULY 17, 2007. The conference call will be available by telephone or on the internet. To access the conference call, please dial 800-896-8445 and ask for the U.S. Bancorp earnings conference call. Participants calling from outside the United States, please dial 785-830-1916. For those unable to participate during the live call, a recording of the call will be available approximately one hour after the conference call ends on Tuesday, July 17th, and will run though Tuesday, July 24th, at 11:00 p.m. (CDT). To access the recorded message dial 800-667-7085. If calling from outside the United States, please dial 402-220-0665 to access the recording. Find the recorded call via the internet at usbank.com.
Minneapolis-based U.S. Bancorp (“USB”), with $223 billion in assets, is the 6th largest financial holding company in the United States. The Company operates 2,499 banking offices and 4,867 ATMs in 24 states, and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. U.S. Bancorp is the parent company of U.S. Bank. Visit U.S. Bancorp on the web at usbank.com.
Forward-Looking Statements
The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of the Company. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including changes in general business and economic conditions, changes in interest rates, legal and regulatory developments, increased competition from both banks and non-banks, changes in customer behavior and preferences, effects of mergers and acquisitions and related integration, effects of critical accounting policies and judgments, and management’s ability to effectively manage credit risk, market risk, operational risk, legal risk, and regulatory and compliance risk. For discussion of these and other risks that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2006, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile.” Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.
###
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U.S. Bancorp
Consolidated Statement of Income

	Three Months Ended		Six Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	June 30,		June 30,
(Unaudited)	2007	2006	2007	2006
Interest Income
Loans	$2,616	$2,425	$5,194	$4,732
Loans held for sale	70	57	129	108
Investment securities	516	500	1,032	990
Other interest income	34	36	68	79

Total interest income	3,236	3,018	6,423	5,909
Interest Expense
Deposits	663	578	1,338	1,081
Short-term borrowings	379	270	707	540
Long-term debt	562	484	1,097	887

Total interest expense	1,604	1,332	3,142	2,508

Net interest income	1,632	1,686	3,281	3,401
Provision for credit losses	191	125	368	240

Net interest income after provision for credit losses	1,441	1,561	2,913	3,161
Noninterest Income
Credit and debit card revenue	228	202	433	384
Corporate payment products revenue	157	139	302	266
ATM processing services	62	61	121	120
Merchant processing services	285	253	535	466
Trust and investment management fees	342	314	664	611
Deposit service charges	272	264	515	496
Treasury management fees	126	116	237	223
Commercial products revenue	105	107	205	211
Mortgage banking revenue	68	75	135	99
Investment products fees and commissions	38	42	72	80
Securities gains (losses), net	3	3	4	3
Other	169	179	328	410

Total noninterest income	1,855	1,755	3,551	3,369
Noninterest Expense
Compensation	659	627	1,294	1,260
Employee benefits	123	123	256	256
Net occupancy and equipment	171	161	336	326
Professional services	59	41	106	76
Marketing and business development	64	58	112	98
Technology and communications	126	127	251	244
Postage, printing and supplies	71	66	140	132
Other intangibles	95	89	189	174
Debt prepayment	—	11	—	11
Other	272	227	501	453

Total noninterest expense	1,640	1,530	3,185	3,030

Income before income taxes	1,656	1,786	3,279	3,500
Applicable income taxes	500	585	993	1,146

Net income	$1,156	$1,201	$2,286	$2,354

Net income applicable to common equity	$1,141	$1,184	$2,256	$2,337

Earnings per common share	$.66	$.66	$1.29	$1.30
Diluted earnings per common share	$.65	$.66	$1.27	$1.29
Dividends declared per common share	$.40	$.33	$.80	$.66
Average common shares outstanding	1,736	1,781	1,744	1,791
Average diluted common shares outstanding	1,760	1,805	1,770	1,816

U.S. Bancorp
Consolidated Ending Balance Sheet

	June 30,	December 31,	June 30,
(Dollars in Millions)	2007	2006	2006
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$6,534	$8,639	$7,234
Investment securities
Held-to-maturity	81	87	98
Available-for-sale	39,433	40,030	38,364
Loans held for sale	4,552	3,256	3,992
Loans
Commercial	46,459	46,190	45,369
Commercial real estate	28,421	28,645	28,562
Residential mortgages	21,992	21,285	21,063
Retail	48,836	47,477	44,985

Total loans	145,708	143,597	139,979
Less allowance for loan losses	(2,028)	(2,022)	(2,039)

Net loans	143,680	141,575	137,940
Premises and equipment	1,798	1,835	1,817
Goodwill	7,593	7,538	7,283
Other intangible assets	3,352	3,227	3,158
Other assets	15,507	13,045	13,519

Total assets	$222,530	$219,232	$213,405

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$29,545	$32,128	$30,730
Interest-bearing	70,216	70,330	69,302
Time deposits greater than $100,000	19,941	22,424	22,687

Total deposits	119,702	124,882	122,719
Short-term borrowings	27,160	26,933	20,570
Long-term debt	45,946	37,602	41,952
Other liabilities	9,392	8,618	7,749

Total liabilities	202,200	198,035	192,990
Shareholders’ equity
Preferred stock	1,000	1,000	1,000
Common stock	20	20	20
Capital surplus	5,748	5,762	5,789
Retained earnings	22,110	21,242	20,164
Less treasury stock	(7,476)	(6,091)	(5,421)
Other comprehensive income	(1,072)	(736)	(1,137)

Total shareholders’ equity	20,330	21,197	20,415

Total liabilities and shareholders’ equity	$222,530	$219,232	$213,405